Exhibit 10.1

SUBORDINATED NOTE PURCHASE AGREEMENT

Dated as of April 2, 2026

by and among

BUSINESS FIRST BANCSHARES, INC.

and

THE PURCHASERS NAMED HEREIN

Defined Terms	Section

Action	2.2(e)
Affiliate	6.10(a)
Agreement	Preamble
Applicable Procedures	6.10(b)
Bank	2.2(b)
Burdensome Condition	2.2(d)
Closing	1.2(a)
Closing Date	1.2(a)
Company	Preamble
Company Covered Person	2.2(q)
Company SEC Reports	2.2(g)
Company Subsidiary(ies)	2.2(b)
Company’s Knowledge	6.10(f)
Contemplated Transactions	2.2(c)(1)
Disqualification Event	2.2(q)
DTC	4.2(b)
Exchange Act	2.2(d)
FDIC	2.2(b)
Federal Reserve	2.2(d)
GAAP	2.1(a)
Global Note	1.2(b)(1)
Governmental Entity	1.2(c)(1)
Holder	4.2(b)
Indebtedness	2.2(c)(3)
Index Rate	4.7
Information	3.2(b)
Investment Manager	2.3(h)
Knowledge of the Company	6.10(f)
Law	2.2(m)
Legend	4.2(a)
Liens	2.2(c)(2)
Material Adverse Effect	2.1(a)
Note(s)	Recitals
OFI	2.2(d)
Paying Agency Agreement	6.10(g)
Paying Agent	6.10(h)
Person	6.10(g)
Pre-Closing Period	3.3
Previously Disclosed	2.1(b)
Purchase Price	1.1
Purchaser(s)	Preamble
QIB	Recitals
Regulatory Agreement	2.2(n)
Regulation D	Recitals
Risk Factors	2.3(i)
Rule 144	4.2(b)
SEC	2.2(g)
Secondary Market Transaction	4.4
Securities Act	Recitals
Subsidiary	6.10(j)
Tier 2 Capital	6.10(k)
Transaction Documents	2.2(c)(1)

- ii -

LIST OF SCHEDULES AND EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Legal Opinion
Exhibit C	Risk Factors

- iii -

This SUBORDINATED NOTE PURCHASE AGREEMENT, dated as of April 2, 2026 (this “Agreement”), is by and among Business First Bancshares, Inc., a Louisiana corporation (the “Company”), and the several purchasers of the Notes (each a “Purchaser” and, collectively, the “Purchasers”).

RECITALS

WHEREAS, The Company intends to sell to Purchasers, and Purchasers intend to purchase from the Company, 6.50% Fixed-to-Floating Subordinated Notes due 2036 (each, a “Note” and, collectively, the “Notes”) in the aggregate principal amount of up to $85,000,000 in the form set forth on Exhibit A evidencing unsecured subordinated debt of the Company.

WHEREAS, each of the Purchasers is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended
(the “Securities Act”), or a “qualified institutional buyer” as such term is defined under the Securities Act (“QIB”).

WHEREAS, the offer and sale of the Notes is being made in reliance upon the exemptions from registration available under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D; and

WHEREAS, each Purchaser is willing to purchase from Company a Note in the principal amount set forth on the Purchaser’s signature page to this Agreement in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Notes.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

PURCHASE; CLOSING

1.1    Purchase.

On the terms and subject to the conditions set forth herein, and in consideration of each Purchaser’s payment of the amount set forth on such Purchaser’s signature page hereto (the “Purchase Price”), Purchasers will purchase from the Company, and the Company will sell to Purchasers, the Notes. Purchasers, severally and not jointly, each agree to purchase the Notes from Company on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in, this Agreement and the Notes.

1.2    Closing.

(a)    Subject to the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions set forth in this Agreement, the closing of the purchase of the Notes by Purchasers pursuant hereto (the “Closing”) shall occur at 10:00 a.m., Central time, on the date hereof at the offices of Fenimore Kay Harrison LLP, located at 812 San Antonio Street, Austin, Texas 78701, or remotely via the electronic or other exchange of documents and signature pages, or such other date or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date.”

(b)    Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing in Section 1.2(c), at the Closing:

(1)    The Company will deliver to the Paying Agent one or more global certificates representing the Notes (such global certificate(s), the “Global Note”) registered in the name of Cede & Co., as nominee for DTC, in the amount of the aggregate Purchase Price (or, if any Purchaser so elects or is otherwise not eligible for DTC registration, the Company will deliver one or more certificates representing the Notes in certificated form, with the aggregate Purchase Price of the Global Note reduced by the aggregate amount of all such certificated Notes); and

(2)    Each Purchaser will deliver the Purchase Price to the Company by wire transfer of immediately available funds to the account provided to Purchaser by the Company in exchange for an electronic securities entitlement through the facilities of DTC in accordance with the Applicable Procedures with a principal amount equal to such Purchase Price or a certificated Note with a principal amount equal to such Purchase Price, as the case may be.

(c)    Closing Conditions.

(1)    The obligations of each Purchaser and the Company to effect the Closing are subject to the fulfillment or written waiver by Purchaser or the Company, as applicable, of the following condition: No provision of any applicable Law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict Purchasers or their Affiliates from owning the Notes in accordance with the terms thereof and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking such prohibition or restriction;

(2)    The obligation of each Purchaser to consummate the purchase of the Note to be purchased by it at Closing is also subject to the fulfillment by the Company or written waiver by such Purchaser prior to the Closing of each of the following additional conditions:

(i)    the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect (and except that (A) representations and warranties made as of a specified date shall only be required to be true and correct as of such date, but subject to the same materiality qualification as provided above in this Section 1.2(c)(2)(i), and (B) the representations and warranties of the Company set forth in Section 2.2(b) (but only with respect to the last sentence thereof) and Section 2.2(c) shall be true and correct in all respects, subject to any materiality qualifications therein);

(ii)    the Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date;

(iii)    at the Closing, the Company shall deliver to Purchaser the opinion of legal counsel for the Company, dated as of the Closing Date, in the form attached hereto as Exhibit B;

(iv)    at the Closing, the Company shall deliver to the Purchaser a certificate of the Secretary of the Company, dated as of the Closing Date, (A) certifying the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof approving the Contemplated Transactions and the issuance of the Notes under this Agreement, (B) certifying the current versions of the Articles of Incorporation, as amended, and Bylaws, as amended, of the Company, and (C) certifying as to the signatures and authority of persons signing this Agreement and related documents on behalf of the Company.

(3)      The obligation of the Company to effect the Closing is subject to the fulfillment by Purchaser or written waiver by the Company prior to the Closing of each of the following additional conditions:

(i)    the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date; except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein) would not materially adversely affect the ability of Purchaser to perform its obligations hereunder; and

(ii)    Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1    Disclosure.

(a)    As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in applicable Laws, rules and regulations or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company or any Purchaser expressly required by the terms of this Agreement or the Note or taken with the prior written consent of the Company or Purchaser, as the case may be, (D) changes in or any developments or occurrences relating to or affecting domestic or foreign economic, monetary or financial conditions in general or the securities, commodities or financial markets in general, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets, (E) the effects of any declaration of a state of emergency by the government of the United State or any State of the United States, (F) changes in or any developments or occurrences relating to of affecting domestic or global or national political conditions, including the outbreak, continuation or escalation of war, hostilities or acts of terrorism (whether declared or undeclared), any national or international calamity, any epidemic, pandemic or disease outbreak affecting the United States, or any natural disasters, (G) the failure of the Company to meet any internal projections, forecasts, estimates or guidance for any period ending after December 31, 2024 (but not excluding the underlying causes of such failure unless otherwise excluded hereunder), or (H) the public disclosure of this Agreement or the Contemplated Transactions (as defined herein); provided, further, however, that if any event described in clause (A), (B) or (D) of this Section 2.1(a) occurs and such event has a materially disproportionate effect on the Company relative to comparable banks, savings associations and their holding companies in the United States, then such event will be deemed to have had a Material Adverse Effect.

(b)    “Previously Disclosed” means the information set forth in (i) the Company SEC Reports or (ii) the investor presentation, in each case which have been made available by the Company to the Purchaser in connection with the offering of the Notes.

2.2    Representations and Warranties of the Company.

Except as Previously Disclosed, the Company hereby represents and warrants to each Purchaser, as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that are as of a specific date, which shall be made as of that date), that:

(a)    Organization and Authority. Each of the Company and the Company Subsidiaries is a corporation, bank or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where any failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has the corporate or other organizational power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and under applicable state Laws.

(b)    Company Subsidiaries. The Company has Previously Disclosed a true, complete and correct list of all of its Subsidiaries as of the date of this Agreement (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”). The Company owns, directly or indirectly, all of its interests in each Company Subsidiary free and clear of any and all Liens. The deposit accounts of b1BANK, Baton Rouge, Louisiana, the Company’s wholly-owned banking subsidiary (the “Bank”), are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act, as amended, and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions). The Company beneficially owns all of the outstanding capital securities and has sole control of the Bank.

(c)    Authorization; No Conflicts; No Default.

 (1)    The Company has the corporate power and authority to execute and deliver this Agreement, the Paying Agency Agreement and the Global Note (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby (the “Contemplated Transactions”) have been duly authorized by all necessary corporate action on the part of the Company. The Board of Directors has duly approved the Transaction Documents and the Contemplated Transactions. No other corporate proceedings are necessary for the execution and delivery by the Company of the Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the Contemplated Transactions. The Transaction Documents have been, and when delivered at the Closing will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser and the other parties thereto, are, or in the case of documents executed after the date of this Agreement, will be, upon execution, the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law).

 (2)    Neither the execution and delivery by the Company of the Transaction Documents nor the consummation of the Contemplated Transactions, nor compliance by the Company with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”) upon any of the properties or assets of the Company or any Company Subsidiary, under any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws (or similar governing documents) of the Company and each Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which it may be bound, or to which the Company or any of the Company Subsidiaries, or any of the properties or assets of the Company or any of the Company Subsidiaries may be subject, or (B) violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) of this paragraph for such violations, conflicts and breaches as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

 (3)    None of the Company, the Bank or any other Subsidiary of the Company is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which the Company, Bank or any other Subsidiary of the Company is a party or by which the Company, the Bank or any other Subsidiary of the Company or their respective properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, “Indebtedness” shall mean and include: (A) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company; and (B) all obligations secured by any lien in property owned by the Company whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of the Company’s or the Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, Federal Reserve Bank, secured deposits of municipalities and repurchase arrangements) and consistent with customary banking practices and applicable Laws and regulations.

(d)    Governmental and Other Consents. No governmental or other consents, approvals, authorizations, non-objections, applications, registrations and qualifications are required to be obtained in connection with or for the consummation of the issuance of the Notes and the consummation of the other Contemplated Transactions and the performance of the Company’s obligations hereunder and thereunder. No registrations or declarations are required to be filed by Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or state securities Laws or “blue sky” Laws of the various states and any applicable federal or state banking Laws and regulations. There shall not be any action taken, or any Law, rule or regulation enacted, entered, enforced or deemed applicable to the Company or the Company Subsidiaries, Purchaser or the Contemplated Transactions, by the Board of Governors of the Federal Reserve System (“Federal Reserve”), the FDIC, the Office of Financial Institutions of the State of Louisiana (the “OFI”) or any other Governmental Entity, which imposes any restriction or condition which Company, in its reasonable good faith judgment, is materially and unreasonably burdensome on the Company’s business or would materially reduce the economic benefits of the Contemplated Transactions to the Company to such a degree that Company would not have entered into this Agreement had such condition or restriction been known to it on the date hereof (any such condition or restriction, a (“Burdensome Condition”).

(e)    Litigation and Other Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened claim, action, suit, arbitration, complaint, charge or investigation or proceeding (each an “Action”) against the Company or any Company Subsidiary or any of its assets, rights or properties, nor is the Company or any Company Subsidiary a party or named as subject to the provisions of any order, writ, injunction, settlement, judgment or decree of any court, arbitrator or government agency, or instrumentality. The Company is in material compliance with all existing decisions, orders, and agreements of or with Governmental Entities to which it is subject or bound.

(f)    Financial Statements. The financial statements of the Company included in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of the Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and Regulation S-X promulgated under the Securities Act. The Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company contained in the Company SEC Reports for the Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice, in connection with this Agreement and the Contemplated Transactions. The Bank’s allowance for loan losses is in compliance in all material respects with (A) the Bank’s methodology for determining the adequacy of its allowance for credit losses and (B) the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

(g)    Reports. The Company is subject to, and is in compliance in all material respects with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Exchange Act, and the rules and the regulations of the Securities Exchange Commission (the “SEC”) thereunder. Since December 31, 2024, the Company has filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that it was required to file with the SEC (the foregoing, collectively, the “Company SEC Reports”). The Company SEC Reports at the time they were or hereafter are filed with the SEC, complied in all material respects with the requirements of the Exchange Act and did not and do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)    Internal Accounting and Disclosure Controls.

  (1)    The Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as Previously Disclosed, since the end of the Company’s most recent audited fiscal year, (y) the Company has no knowledge of (i) any material weakness in Company’s internal control over financial reporting (whether or not remediated) or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and (z) there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

  (2)    The Company and its Subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act), that (i) are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within the Company and its Subsidiaries to allow timely decisions regarding disclosure, and (ii) are effective in all material respects to perform the functions for which they were established. As of the date hereof, the Company has no knowledge that would reasonably cause it to believe that the evaluation to be conducted of the effectiveness of the Company’s disclosure controls and procedures for the most recently ended fiscal quarter period will result in a finding that such disclosure controls and procedures are ineffective for such quarter ended.

(i)    Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of the Company Subsidiaries and an unconsolidated or other affiliated entity that is not reflected on the Company SEC Reports.

(j)    Risk Management Instruments. All material derivative instruments, including swaps, caps, floors and option agreements entered into for the Company’s or any of the Company Subsidiaries’ own account were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable Laws and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or any Company Subsidiary, as applicable, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law). Neither the Company nor, to the Knowledge of the Company, any other parties thereto is in breach of any of its material obligations under any such agreement or arrangement.

(k)    No Undisclosed Liabilities. Except as Previously Disclosed, there are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (1) liabilities adequately reflected or reserved against in accordance with GAAP in the Company SEC Reports and (2) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2020, and that have not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)    Absence of Certain Changes. Since December 31, 2025, except as Previously Disclosed, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business consistent with past practices, (2) none of the Company or any Company Subsidiary has incurred any material liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (3) the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock except for quarterly dividends to holders of Company common stock, (4) through (and including) the date of this Agreement, no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (5) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which the Company or any Company Subsidiary is a party and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m)    Compliance with Laws. The Company and each Company Subsidiary have all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company and each Company Subsidiary, except where the failure to have such permits, licenses, franchises, authorizations, orders and approvals, or to have made such filings, applications and registrations, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each Company Subsidiary have complied in all material respects and (1) are not in default or violation in any respect of, (2) to the Company’s Knowledge, are not under investigation with respect to, and (3) to the Company’s Knowledge, have not been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign Law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity (each, a “Law”), other than such noncompliance, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any of the Company Subsidiaries. As of the date hereof, the Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(n)    Agreements with Regulatory Agencies. Neither the Company nor any Company Subsidiary (1) is subject to any cease-and-desist or other similar order or enforcement action issued by, (2) is a party to any written agreement, consent agreement or memorandum of understanding with, (3) is a party to any commitment letter or similar undertaking to, or (4) is subject to any capital directive by, and since December 31, 2024, neither of the Company nor any Company Subsidiary has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, or its management (each item in this sentence, a “Regulatory Agreement”), nor has the Company nor any of the Company Subsidiaries been advised since December 31, 2024, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

(o)    Brokers and Finders. Neither the Company nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with the Transaction Documents or the Contemplated Transactions.

(p)    Tax Matters. The Company and each of the Company Subsidiaries has (1) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (2) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (A) currently payable without penalty or interest, or (B) being contested in good faith by appropriate proceedings.

(q)    Offering of Securities; No Disqualification Event. Neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has taken any action which would subject the offering, issuance or sale of the Notes to the registration requirements of the Securities Act. Neither the Company nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Notes pursuant to the Contemplated Transactions. Assuming the accuracy of each Purchaser’s representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Notes by the Company to Purchasers. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of Regulation D (a “Disqualification Event”) is applicable to the Company, or to the Company’s Knowledge, any Person described in Rule 506(d)(1) of Regulation D (each, a “Company Covered Person”). The Company has exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event.

(r)    Investment Company Status. The Company is not, and upon consummation of the Contemplated Transactions will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(s)    Accuracy of Representations. The Company understands that the Purchasers will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the Contemplated Transactions, and the Company agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Purchasers. No representation or warranty by the Company in this Agreement and no statement included in any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading.

2.3    Representations and Warranties of Each Purchaser.

Each Purchaser, severally and not jointly, hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:

(a)    Organization and Authority. If Purchaser is an entity, the Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where any failure to be so qualified would reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the Contemplated Transactions on a timely basis, and Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b)    Authorization.

  (1)    Purchaser has the corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Contemplated Transactions have been duly authorized by Purchaser’s board of directors, general partner or managing members, as the case may be (if such authorization is required), and no further approval or authorization by Purchaser or any of its partners or other equity owners, as the case may be, is required. No other corporate proceedings are necessary for the execution and delivery by the Purchaser of the Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

  (2)    Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the Contemplated Transactions, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of limited partnership, certificate of formation, operating agreement or partnership agreement or similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its respective obligations under this Agreement or consummate the Contemplated Transactions on a timely basis.

  (3)    No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by Purchaser of the Contemplated Transactions.

(c)    Purchase for Investment. Purchaser acknowledges that the offer and sale of the Notes has not been registered under the Securities Act or under any state securities Laws. Purchaser (1) is acquiring the Note pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Note to any Person, (2) will not sell or otherwise dispose of the Note, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, and (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Note and of making an informed investment decision, and has so evaluated the merits and risks of such investment.

(d)    Institutional Accredited Investor or QIB. Purchaser is and will be on the Closing Date, (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D or (ii) a QIB, and, in either case, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Notes, understands the risk of, and other considerations relating to, purchasing the Notes, and is able to bear such risks.

(e)    Financial Capability. At the Closing, Purchaser shall have available funds necessary to consummate the Closing on the terms and conditions contemplated by the Transaction Documents.

(f)    Knowledge as to Conditions. Purchaser does not know of any approval, authorization, filing, registration, or notice that is required or otherwise is a condition to the consummation by it of the Contemplated Transactions that has not been obtained by or provided to it.

(g)    Brokers and Finders. Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the Contemplated Transactions, in each case, whose fees the Company would be required to pay.

(h)    Investment Decision. Purchaser, or the duly appointed investment manager of Purchaser (the “Investment Manager”), if applicable, (1) has reached its decision to invest in the Company independently from any other Person, (2) has not entered into any agreement or understanding with any other Person to act in concert for the purpose of exercising a controlling influence over the Company or any Company Subsidiary, including any agreements or understandings regarding the voting or transfer of shares of the Company, (3) has not shared with any other Person proprietary due diligence materials prepared by Purchaser or its Investment Manager or any of its other advisors or representatives (acting in their capacity as such) and used by its investment committee as the basis for purposes of making its investment decision with respect to the Company or any Company Subsidiary, (4) has not been induced by any other Person to enter into the Contemplated Transactions, and (5) has not entered into any agreement with any other Person with respect to the Contemplated Transactions. Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to Purchaser in connection with the purchase of the Note constitutes legal, tax or investment advice. Purchaser has consulted such accounting, legal, tax and investment advisors as it has deemed necessary or appropriate in connection with its purchase of the Note.

(i)    Risk Factors. Attached as Exhibit C to this Agreement are descriptions of some material risk factors related to the Company, the Bank, the Notes, and/or an investment in the Notes (including the risk factors contained in Item 1A. of the Company’s Annual Report on Form 10-K, filed with the SEC on February 26, 2026, incorporated by reference into Exhibit C, the “Risk Factors”). Purchaser acknowledges having reviewed the Risk Factors and Purchaser has been offered the opportunity to ask such questions as the Purchaser and/or its advisor may have regarding the Risk Factors. The Purchaser understands and agrees that the Risk Factors are not an exclusive and all-encompassing description of all of the risks that Purchaser might assume in purchasing the Notes.

(j)    No Market for Notes; Ability to Bear Economic Risk of Investment. The Purchaser acknowledges that no market for the Notes exists at this time and it is anticipated that no market will develop for the Notes. Purchaser recognizes that an investment in the Note involves substantial risk and Purchaser has the ability to bear the economic risk of the prospective investment in the Note, including the ability to hold the Note indefinitely, and further including the ability to bear a complete loss of all of its investment in the Company.

(k)    Information; General Solicitation. Purchaser acknowledges that Purchaser is not being provided with the disclosures that would be required if the offer and sale of the Notes were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Notes. Purchaser represents and warrants that it (1) has conducted to its satisfaction its own examination of the Company and its business (including the Company Subsidiaries and their businesses) and the terms and conditions of the Note to the extent Purchaser deems necessary to make an informed decision to invest in the Note, (2) has availed itself of public access to financial and other information concerning the Company and the Company Subsidiaries to the extent it deems necessary to make an informed decision to purchase the Note, and (3) has read and reviewed the information set forth in the exhibits hereto. Purchaser acknowledges that it and its advisors have been furnished with, to Purchaser’s satisfaction, all materials relating to the business, finances and operations of the Company and the Company Subsidiaries that have been requested of it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, Persons acting on behalf of the Company concerning terms and conditions of the Contemplated Transactions, to Purchaser’s satisfaction, in order to make an informed and voluntary decision to enter into this Agreement and to invest in the Note. Purchaser is not purchasing the Note as a result of any advertisement, article, notice or other communication regarding the Note published in any newspaper, magazine or similar media; broadcast over television or radio; contained on any unrestricted website; or presented at any seminar or any other general advertisement.

(l)    Private Offering by Issuer. Purchaser will purchase the Note directly from the Company and not from the broker or dealer, and no broker or dealer is a participant in the offer and sale of the Note. Purchaser understands that no broker, dealer or any other entity has any obligation to make a market in the Note.

(m)    Restricted Securities. Purchaser understands that the Note is characterized as a “restricted security” under the Securities Act inasmuch as it is being acquired from the Company in a transaction not involving a public offering. Purchaser further understands that, under the Securities Act and the rules and regulations thereunder, neither the Note nor any interest or participation thereunder may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of registration, unless such transaction is exempt from, or not subject to, the registration requirements of the Securities Act. Purchaser will not sell or otherwise transfer the Notes or any interest or participation therein without complying with the requirements of the Securities Act and the rules and regulations thereunder and the requirements set forth in this Agreement.

(n)    Conduct of Subsequent Transfers. Purchaser acknowledges that the Company is not conducting any offering other than the sale of the Notes to the Purchasers set forth in this Agreement, and Purchaser agrees that any subsequent re-sale of the Note, including into a securitization, shall be done in a manner that does not create any obligation or liability for the Company. The Company has not made and is not making any representation, warranty or covenant, express or implied, as to the availability or any exemption from registration under the Securities Act or any applicable state securities laws for the re-sale, pledge or other transfer of the Notes, or that the Notes purchased by each Purchaser will ever be able to be lawfully re-sold, pledged or otherwise transferred.

(o)    Accuracy of Representations. Purchaser understands that the Company will rely upon the truth and accuracy of the foregoing representations, warranties, acknowledgements and agreements in connection with the Contemplated Transactions, and Purchaser agrees that if any of the representations, warranties, acknowledgements or agreements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Company.

ARTICLE 3

COVENANTS

3.1    Filings; Other Actions.

(a)    Purchaser and the Company will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the Contemplated Transactions, to perform the covenants contemplated by the Transaction Documents, to satisfy all of the conditions precedent to the obligations of such party thereto and defend any claim, action, suit, investigation or proceeding, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder. All parties shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, all the information relating to such other parties, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by the Transaction Documents. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. All parties hereto agree to keep the other parties apprised of the status of matters referred to in this Section 3.1(a). Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, to the extent permitted by applicable Law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the Contemplated Transactions. Notwithstanding the foregoing, in no event shall Purchaser or any of its Affiliates be required to become a bank holding company, accept any Burdensome Condition in connection with the Contemplated Transactions, or be required to agree to provide capital to the Company or any Company Subsidiary thereof other than the Purchase Price to be paid for the Note to be purchased by it pursuant to the terms of, subject to the conditions set forth in, this Agreement.

(b)    Purchaser agrees to furnish the Company, and the Company agrees, upon request, to furnish to Purchaser, in each case to the extent legally permissible, not in contravention of any contractual obligation, and subject to such confidentiality requests as the furnishing party may reasonably seek, all information concerning itself, its Affiliates, directors, officers, partners and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of such other parties or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other Contemplated Transactions; provided, that Purchaser shall be required to provide information only to the extent typically provided by Purchaser to such Governmental Entities under Purchaser’s policies consistently applied and subject to such confidentiality requests as Purchaser shall reasonably seek.

3.2    Access, Information and Confidentiality.

(a)    From the date hereof until the Closing Date, the Company will furnish to Purchaser and its Affiliates (and their financial and professional advisors and representatives), and permit Purchaser, its Affiliates and their representatives access during the Company’s normal business hours, to such information and materials relating to the financial, business and legal condition of the Company as may be reasonably necessary or advisable to allow Purchaser to become and remain familiar with the Company and to confirm the accuracy of the representations and warranties of the Company in this Agreement and the compliance with the covenants and agreements by the Company in this Agreement.

(b)    All parties hereto will hold, and will cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or, by other requirement of Law or the applicable requirements of any Governmental Entity or relevant stock exchange (in which case, the party disclosing such information shall provide the other parties with prior written notice of such permitted disclosure), all non-public records, books, contracts, instruments, computer data and other data and information, including any information regarding a registration of securities of the Company prior to public disclosure of such registration (collectively, “Information”) concerning the other parties hereto furnished to it by or on behalf of such other parties or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) publicly available through no fault of such party or (3) later lawfully acquired by such party from other sources not known by such party to be subject to confidentiality obligations with respect to such information), and no party hereto shall release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, other consultants and advisors, provided, that Purchaser shall be permitted to disclose Information to any of its limited partners who are subject to obligations to keep such Information confidential in accordance with this Section 3.2. For the avoidance of doubt, (x) basic information regarding the terms of the Notes, including the identity of the Company, the principal amount, interest rate and duration of the Notes, does not constitute Information for purposes of this Agreement, and (y) without the further consent of the Company, the Purchaser may furnish Information regarding the Company to Persons who are subject to obligations to keep such Information confidential in accordance with this Section 3.2 in connection with a Secondary Market Transaction pursuant to Section 4.4.

3.3    Conduct of the Business.

Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use reasonable best efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided, however, that nothing in this sentence shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s or the Company’s Subsidiary’s, as the case may be, obligations under applicable Law.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1    No Control.

Each Purchaser agrees that it shall not, without the prior written consent of the Company, contribute capital to the Company or acquire an amount of voting securities of the Company that in either case would cause or be reasonably likely to cause such Purchaser, to be deemed to control the Company for purposes of the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or applicable state Law.

4.2    Legend.

(a)    Purchasers agree that all certificates or other instruments, if any, representing the Notes subject to this Agreement will bear a legend substantially to the effect of the restrictive legend set forth on the face of the form of subordinated note attached hereto as Exhibit A (the “Legend”).

(b)    Subject to this Section 4.2(b), the Legend shall be removed and the Company shall issue a certificate without such restrictive legend to the holder of the Note (the “Holder”) upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), as applicable, if (1) such Note is registered for resale under the Securities Act, (2) such Note is sold or transferred pursuant to Rule 144 under the Securities Act (“Rule 144”) (if the transferor is not an Affiliate of the Company), or (3) such Note is eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner of sale restrictions. Any fees associated with the removal of such Legend (other than with respect to a Purchaser’s or Holder’s counsel) shall be borne by the Company. If the Legend is no longer required pursuant to the foregoing, the Company will, no later than three (3) business days following the delivery by Purchaser or Holder to the Company or the transfer agent (with notice to the Company) of a legended certificate or instrument representing such Note (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to effect the reissuance and/or transfer, an opinion of counsel to Purchaser or Holder) and a representation letter to the extent required, deliver or cause to be delivered to Purchaser or Holder a certificate or instrument (as the case may be) representing such Note that is free from the Legend. A Note free from all restrictive legends may be transmitted by the transfer agent to Purchaser or Holder by crediting the account of Purchaser’s prime broker with DTC as directed by Purchaser or Holder, provided that the Note is DTC eligible at such time. Purchaser acknowledges that the Note has not been registered under the Securities Act or under any state securities Laws and agrees that it will not sell or otherwise dispose of the Note, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws and this Agreement.

4.3     Information Available to Facilitate Resales.

(a)    With a view to making available to Purchaser or Holder the benefits of certain SEC rules and regulations permitting the sale of the Notes without registration as soon as allowed, the Company shall, at all times from the date of this Agreement through the date that the Legend is eligible for removal from all Notes pursuant to Section 4.2(b), make and keep available adequate current public information with respect to the Company, as those terms are understood and defined in Rule 144(c) or any similar or analogous rules promulgated under the Securities Act, and, upon written request by Purchaser or Holder, Company shall provide a written statement that Company has complied with such requirements.

(b)    While any Note meets the definition of “restricted securities” under the Securities Act, the Company will make available, upon request by Purchaser or Holder, to any seller of such Note the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

4.4    Secondary Market Transactions

Each Purchaser shall have the right at any time and from time to time to securitize the Note or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Note (each such securitization is referred to herein as a “Secondary Market Transaction”). In connection with any such Secondary Market Transaction, the Company shall, at the Company’s expense, use all reasonable efforts and cooperate fully and in good faith with such Purchaser and otherwise assist Purchaser in satisfying the market standards to which Purchaser customarily adheres or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transactions, but in no event shall the Company be required to incur (without reimbursement) more than an aggregate of $5,000 in costs or expenses in connection with any and all Secondary Market Transactions. Information may be furnished to any Purchaser and to any Person reasonably deemed necessary by Purchaser in connection with such Secondary Market Transaction so long as such Persons are subject to obligations to keep such Information confidential in accordance with Section 3.2. All documents, financial statements, appraisals and other data relevant to the Company or the Note may be exhibited to and retained by any such Person so long as such Person is subject to obligations to keep such Information confidential in accordance with Section 3.2(b).

4.5    Transfer Taxes.

On the Closing Date, all transfer or other similar taxes which are required to be paid in connection with the sale and transfer of the Notes to be sold to the Purchasers hereunder will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such taxes will be or will have been complied with in all material respects.

4.6    Tier 2 Capital.

If all or any portion of the Note ceases to meet the regulatory requirements to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the maturity date of the Note and regardless of the Company’s election to utilize the Community Bank Leverage Ratio, the Company will promptly notify the Purchasers, and thereafter, subject to the Company’s right to redeem the Notes under such circumstances pursuant to the terms of the Notes, if requested by the Company, the Company and the Purchasers will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Notes to qualify as Tier 2 Capital.

4.7    CUSIP Number.

Prior to the Closing Date, the Company shall cause a CUSIP number to be obtained for the Notes and printed on the Notes pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures.

4.8    Use of Proceeds.

The Company intends to use the net proceeds from the issuance of the Notes to provide additional capital support to the Bank, to support growth, to better position the Company to take advantage of strategic opportunities that may arise from time to time, repayment of existing Company borrowings, and for other general corporate purposes.

4.9    Redemption.

Any redemption made pursuant to the terms of the Notes shall be made on a pro rata basis, and, for purposes of a redemption processed through DTC, in accordance with its rules and procedures, as a “Pro Rata Pass-Through Distribution of Principal.”

ARTICLE 5

TERMINATION

5.1    Termination.

This Agreement may be terminated, with respect to the Company or any Purchaser, prior to the Closing:

(a)    by mutual written agreement of the Company and Purchaser;

(b)    by the Company or Purchaser, upon written notice to the other party, in the event that the Closing does not occur within five (5) business days of the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)    by the Company or Purchaser, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the Contemplated Transactions, and such order, decree, injunction or other action shall have become final and nonappealable;

(d)    by Purchaser, upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(c)(2)(i) or Section 1.2(c)(2)(ii) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the date set forth in Section 5.1(b);

(e)    by the Company, upon written notice to Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by any Purchaser in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(c)(3)(i) or Section 1.2(c)(3)(ii) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the date set forth in Section 5.1(b).

5.2    Effects of Termination.

In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.2(b), this Article 5 and Article 6, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect.

ARTICLE 6

MISCELLANEOUS

6.1    Survival.

Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement for a period of one year. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative, other than those which by their terms are to be performed in whole or in part prior to or on the Closing Date, which shall terminate as of the Closing Date.

6.2    Expenses.

Each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the Contemplated Transactions.

6.3    Amendment; Waiver.

No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

6.4    Successors and Assigns.

(a)    At or prior to the Closing, this Agreement will not be assignable by operation of Law or otherwise (any attempted assignment in contravention hereof being null and void); provided that each Purchaser may assign its rights and obligations under this Agreement to any Affiliate, but only if:

(1)    the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); and

(2)    all of Purchaser’s representations and warranties set forth in Section 2.3 are and remain through Closing true and correct in all respects, as applied to the transferee; and

provided, further, that no such assignment shall relieve such Purchaser of its obligations hereunder.

(b)    Following Closing, in the event that either party (or successor to such party) assigns such party’s right and obligations (if any) under a Note to a permitted assign in accordance with the terms of such Note, this Agreement and such party’s rights and obligations hereunder shall be automatically assigned to and assumed by such permitted assign, without any further action of the parties hereto.

6.5    Counterparts and Facsimile.

For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.

6.6    Governing Law.

This Agreement will be governed by and construed in accordance with the Laws of the state in which the Company is incorporated or organized. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in such state for any actions, suits or proceedings arising out of or relating to this Agreement and the Contemplated Transactions. Venue for any action, suit or proceeding shall be in the courts of the capital of such state. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.8 shall be deemed effective service of process on such party.

6.7    WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT ALLOWABLE UNDER RELEVANT LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

6.8    Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)    If to Purchaser, as indicated on Purchaser’s signature page hereto;

(b)    If to the Company:

  Business First Bancshares, Inc.

  500 Laurel Street, Suite 101

  Baton Rouge, Louisiana 70801

  Attention:         David R. Melville, III, President and CEO

  Telephone:        225-248-7648

  Email:               jude.melville@b1bank.com

  with a copy to (which copy alone shall not constitute notice):

  Fenimore Kay Harrison LLP

  812 San Antonio Street, Suite 600

  Austin, Texas 78701

  Attention:         Lowell W. Harrison

  Telephone:        512-583-5905

  Email:               lharrison@fkhpartners.com

6.9    Entire Agreement.

This Agreement (including the Exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.10    Interpretation; Other Definitions.

Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)    the term “Affiliate” means, with respect to any Person, any Subsidiary with respect to such Person or any other Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise;

(b)    the term “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Note represented by a global certificate, the rules and procedures of DTC that apply to such transfer or exchange;

(c)    “business day” means any day that is not Saturday or Sunday and that, in Louisiana, is not a day on which banking institutions generally are authorized or obligated by Law or executive order to be closed;

(d)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(e)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(f)    to the “Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, after commercially reasonable inquiry, of any executive officer of the Company;

(g)    “Paying Agency Agreement” means the Paying Agency and Registrar Agreement, dated as of April 2, 2026, between the Company and UMB Bank, N.A., as paying agent and registrar.

(h)    “Paying Agent” means UMB Bank, N.A., as paying agent and registrar under the Paying Agency Agreement, or any successor in accordance with the applicable provisions of the Paying Agency Agreement;

(i)    the term “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(j)    the term “Subsidiary” means, with respect to any Person, any entity in which such Person, directly or indirectly, owns sufficient capital stock or holds a sufficient equity or similar interest such that it is consolidated with the Person in the financial statements of the Person; and

(k)    the term “Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in the Statement of Policy on Risk-Based Capital for bank holding companies 12 C.F.R. Part 217 and 12 C.F.R. Part 250, each as amended, modified and supplemented and in effect from time to time or any replacement thereof.

6.11    Captions.

The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.12    Severability.

If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.13    No Third Party Beneficiaries.

Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto, any benefit right or remedies except that the provisions of Section 4.3 shall inure to the benefit of the Persons referred to in that Section.

6.14    Time of Essence.

Time is of the essence in the performance of each and every term of this Agreement.

6.15    Public Announcements.

Subject to each party’s disclosure obligations imposed by Law, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the Contemplated Transactions, and except as otherwise permitted in the next sentence, neither the Company nor any Purchaser will make any such news release or public disclosure that identifies the other party without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and all parties shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. In the event a party hereto is advised by its outside legal counsel that a particular disclosure that identifies the other party is required by Law, such party shall be permitted to make such disclosure but shall be obligated to use commercially reasonable efforts to consult with the other party hereto and take its comments into account with respect to the content of such disclosure before issuing such disclosure.

6.16    Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

[Signatures Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first written above.

COMPANY: BUSINESS FIRST BANCSHARES, INC.

By:
Gregory Robertson
Executive Vice President and Chief Financial Officer

[Signatures Continued on Following Page]

[Company Signature Page to Subordinated Note Purchase Agreement]

PURCHASER: [●]

By:
[●] [●]

Purchase Price: $[●]

Address for notices:

[●]
Attention:	[●]
Telephone:	[●]
Fax:	[●]
Email:	[●]

with a copy to (which copy alone shall not constitute notice):

[●]
Attention:	[●]
Telephone:	[●]
Fax:	[●]
Email:	[●]